MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
2/7/2022

EXHIBIT 21

Motorola Solutions Australia Pty. Limited	Australia
Vesta Solutions, Inc.	California, U.S.
Avigilon Corporation	Canada
Motorola Solutions Canada Inc.	Canada
Vesta Solutions Communications Corp.	Canada
Interexport Telecomunicaciones e Integracion de Sistemas S.A.	Chile
Interexport Telecomunicaciones y Servicios S.A.	Chile
Mobilink S.A.	Chile
Quorum II S.A.	Chile
Motorola Solutions (China) Co. Ltd.	China
Avigilon USA Corporation	Delaware, U.S.
AVO USA Holding 2 Corporation	Delaware, U.S.
Digital Recognition Network, Inc.	Delaware, U.S.
Envysion, Inc.	Delaware, U.S.
Kodiak Networks, Inc.	Delaware, U.S.
Motorola International Network Ventures, Inc.	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Motorola Solutions Funding Corporation	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Openpath Security Inc.	Delaware, U.S.
Pelco, Inc.	Delaware, U.S.
VaaS International Holdings, Inc.	Delaware, U.S.
Vigilant Solutions, LLC	Delaware, U.S.
WatchGuard Video, Inc.	Delaware, U.S.
Airwave Solutions Limited	England
Guardian Digital Communications Limited	England
Motorola Solutions International Holding Limited	England
Motorola Solutions UK Acquisition Company Limited	England
Motorola Solutions UK Holdings LP	England
Motorola Solutions UK Holding One Limited	England
Motorola Solutions UK Holding Two Limited	England
Motorola Solutions UK Limited	England
Motorola Solutions UK One LP	England
Motorola Solutions Germany GmbH	Germany
Motorola Solutions Kodiak Networks India Private Limited	India
Vigilant Solutions India Private Limited	India
Motorola Solutions Israel Limited	Israel
911 Datamaster, LLC	Kansas, U.S.
Motorola Solutions Malaysia Sdn. Bhd.	Malaysia
Motorola Solutions (Oman) LLC	Oman
Edesix Limited	Scotland
Avtec, LLC	South Carolina, U.S.
420 E Exchange Parkway, LLC	Texas, U.S.
Plate Recon, LLC	Texas, U.S.
Vigilant Video Co., Ltd	Vietnam
Twisted Pair Solutions, Inc.	Washington, U.S.